Exhibit 4.12

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

COLLABORATION AGREEMENT

between

ABL Bio

and

I-Mab

Dated July 26, 2018

EXECUTION VERSION

CONFIDENTIAL

This Collaboration Agreement (“Agreement”) is made and entered into as of the date first written above (the “Effective Date”) by and between ABL Bio having a business address at 16, Daewangpangyo-ro 712beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea (“ABL Bio”) and I-Mab, having a business address at P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“I-Mab ”). For purposes of this Agreement, ABL Bio and I-Mab are each referred to individually as a “Party” and together the “Parties.”

WHEREAS, ABL Bio has developed expertise in the area of bi-specific antibodies for cancer treatment and has developed proprietary intellectual property around the technology for BsAb (the “BsAb Technology” as further defined herein).

WHEREAS, I-Mab has developed three antibodies that it desires to incorporate into a bi-specific antibody using such BsAb Technology and has expertise in developing biologics.

WHEREAS, ABL Bio and I-Mab agreed to collaborate to enable the development and commercialization of [Redacted] (each as defined herein);

WHEREAS, ABL Bio and I-Mab entered into five Materials Transfer Agreements for the transfer of certain DNA and protein sequences of applicable antibodies from I-Mab to ABL Bio (the “Materials Transfer Agreement”).

NOW, THEREFORE, I-Mab and ABL Bio agree in this Collaboration Agreement (“Agreement”) as follows:

1.	Definitions

1.1

“Affiliates” shall mean with respect to a Party, an entity that directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities.

1.2	“ABL Bio Parental Antibody” shall mean the monoclonal antibody against [Redacted], controlled by ABL Bio as described in Appendix 1.

1.3

“ABL Bio Parental Antibody Patent Rights” shall mean any and all Patent Rights Controlled by ABL Bio during the Term that claim or cover the composition, use or manufacture of the Parental Antibodies. Such Patent Rights are listed in Appendix 1, as may be updated from time to time.

1.4	“Business Day” shall mean any day (other than Saturday or Sunday) when banks are open for business in both China and the Republic of Korea.

1.5

“BsAb” shall mean a bi-specific antibody molecule constructed by the combination of two Parental Antibodies using BsAb Technology, wherein one of the Parental Antibodies is [Redacted], and the other is [Redacted].

1.6

“BsAb Improvements” shall mean any and all improvements to the BsAb, whether patentable or not, that have been identified, discovered or made by or on behalf of either Party or its Affiliates during the Term. For avoidance of doubt, any and all improvements to BsAb Technology, ABL Bio Parental Antibody and I-Mab Parental Antibody that are specifically designed for BsAb should be deemed BsAb Improvements.

EXECUTION VERSION

CONFIDENTIAL

1.7

“BsAb Technology” shall mean the Know-How Controlled by ABL Bio during the Term that is reasonably necessary or useful for the practice of the bispecific antibody platform technology, which can cause one antibody to bind two different targeted antigens as described in Appendix 1.

1.8

“BsAb Technology Improvement(s)” shall mean any and all data, results and other Know-How, inventions and developments that constitute improvements to the BsAb Technology, whether patentable or not, that have been identified, discovered or made by or on behalf of either Party or its Affiliates during the Term and are not specifically designed for BsAb. For the avoidance of doubt, Know-How and Patent Rights pertaining solely to the BsAb Technology itself (but not to Parental Antibody Technology) shall be deemed as BsAb Technology Improvement, and any and all improvements to the BsAb Technology that are specifically designed for BsAb should be deemed BsAb.

1.9	“Ca” shall mean the percentage value of costs sharing ascribed to ABL Bio in Appendix 5.

1.10	“Ci” shall mean the percentage value of cost sharing ascribed to I-Mab in Appendix 5.

1.11	“Clinical Development” shall mean the Research and Development after the fulfilment of Decision Point II.

1.12

“Clinical Development Plan” shall mean, subject to Section 3, a plan for the Clinical Development activities to be performed by either Party under this Agreement that may be amended from time to time according to Section 6.

1.13

“Clinical Development Report” shall mean, subject to Section 3, the report provided by a Party to the other Party summarizing the Clinical Development activities it has performed during the past calendar quarter.

1.14	“Clinical Study Completed” shall mean upon the completion of submission and acceptance of a clinical study report (CSR) concerning the applicable clinical study phase.

1.15

“Confidential Information” shall mean all information and data, of a confidential or proprietary nature, which is obtained directly or indirectly by one Party (the “Receiving Party”) or its Affiliates, from the other Party (the “Disclosing Party”) or its Affiliates at any time before, on, or after the Effective Date, without regard to the form or manner in which such information is disclosed or obtained (including information disclosed orally or in documentary or electronic form or by way of model, or obtained by observation). The existence and terms of this Agreement are Confidential Information of both Parties. BsAb Technology, BsAb Technology Improvements, ABL Bio Parental Antibody Technology and ABL Bio Parental Antibody Improvements are the Confidential Information of ABL Bio, and ABL Bio is deemed as the Disclosing Party with respect to all BsAb Technology, BsAb Technology Improvements, ABL Bio Parental Antibody Technology and ABL Bio Parental Antibody Improvements. I-Mab Parental Antibody Technology and I-Mab Parental Antibody Improvements are the Confidential Information of I-Mab and I-Mab is deemed as the Disclosing Party with respect to all I-Mab Parental Antibody Technology and I-Mab Parental Antibody Improvements. BsAb Improvements are the Confidential Information of ABL Bio and I-Mab, and ABL Bio and I-Mab are deemed as the Disclosing Party with respect to all BsAb Improvements.

1.16

“Commercially Reasonable Efforts” shall mean the efforts, time, costs and resources invested that are comparable with the efforts, time, costs and resources a similarly situated pharmaceutical company would normally invest into a proprietary development candidate or pharmaceutical product of comparable nature, value and development stage.

EXECUTION VERSION

CONFIDENTIAL

1.17

“Control” or “Controlled” shall mean, with respect to an item or right, the possession, whether by ownership or license (in each case other than pursuant to this Agreement), by a Party of the item or right, or the ability of a Party to grant to the other Party access to or a license to or under each such item or right as provided in this Agreement without violating any agreement or other arrangement with any Third Party.

1.18	“CRO” or “CMO” shall mean a company or other business entity providing contract research services by performing research based on orders by customers.

1.19

“Debar”, “Debarred” or “Debarment” shall mean (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a or similar laws outside the United States, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f) or similar laws outside the United States), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.20	“Decision Point” shall mean any of Decision Point I, Decision Point II, Decision Point III and Decision Point IV.

1.21	“Decision Point I” shall mean immediately after the completion of final candidate selection via in vivo efficacy test according to study protocols approved by the JC.

1.22	“Decision Point II” shall mean immediately after the submission of IND Application for Phase I Clinical Study to the Food and Drug Administration in the U.S.

1.23	“Decision Point III” shall mean immediately after Phase I Clinical Study Completed in the U.S.

1.24	“Decision Point IV” shall mean immediately after Phase II Clinical Study Completed in the U.S.

1.25	“Disclosing Party” shall have the meaning as described in Section 1.15.

1.26	“Early Development” shall mean the Research and Development prior to fulfilment of Decision Point I.

1.27

“Early Development Plan” shall mean a plan for the Early Development activities to be performed by I-Mab and ABL Bio under this Agreement as attached to this Agreement as Appendix 3 that may be amended by approval of the JC.

1.28	“Early Development Report” shall mean the report provided by a Party to the other Party summarizing the Early Development activities it has performed during the past calendar quarter.

1.29	“I-Mab Parental Antibody” shall mean the monoclonal antibodies against [Redacted] and [Redacted], respectively, controlled by I-Mab as described in Appendix 2.

1.30

“I-Mab Parental Antibody Patent Rights” shall mean any and all Patent Rights Controlled by I-Mab during the Term that claim or cover the composition, use or manufacture of the Parental Antibodies. Such Patent Rights are listed in Appendix 2, as may be updated from time to time.

EXECUTION VERSION

CONFIDENTIAL

1.31

“Investigation New Drug” or “IND” shall mean a drug that has not been approved for general use by the U.S. Food and Drug Administration or similar authority in the jurisdiction but is under investigation in clinical trials regarding its safety and effectiveness by clinical investigators and practicing physicians using patients.

1.32

“IND Application” shall mean an application for approval of a request for authorization by the U.S. Food and Drug Administration or similar authority in the jurisdiction to administer an IND to humans.

1.33	“Joint Committee” or “JC” shall have the meaning ascribed in Section 6.1.

1.34

“Know-How” shall mean all biological materials and other tangible materials, inventions, practices, methods, protocols, formulations, knowledge, information, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, which shall include without limitation all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, ideas, concepts, drawings, methods of use or application and any other information, whether patentable or not.

1.35	“Late Development” shall mean the Research and Development activities after the fulfilment of Decision Point I prior to the fulfilment of Decision Point II.

1.36

“Late Development Plan” shall mean, subject to Section 3, a plan for the Late Development activities to be performed by either Party under this Agreement as attached to this Agreement as Appendix 4 that may be amended from time to time according to Section 6.

1.37

“Late Development Report” shall mean, subject to Section 3, the report provided by a Party to the other Party summarizing the Late Development activities it has performed during the past calendar quarter.

1.38

“Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any governmental authority, including without limitation patent offices and any other local or national agency, authority court, tribunal, arbitrator, commission, inspectorate, official or other instrumentality of a government with application within a country.

1.39

“Net Receipts” shall mean (a) all payments the Parties received from their respective Out-Licensee under the Out-License Agreement, which shall include but not be limited to upfront payments, technology access fees, milestone payments, financial development funding, commissions, royalties, success payments as well as acquisition prices allocated to the Products, less (b) any portion of such amounts paid or payable by the Parties to their respective Out-Licensee under the Out-License Agreement that are reasonably allocable to the development, commercialization or manufacture of the Products in or for such portion of licensed territory thereunder and (c) taxes and other governmental charges occurred in connection with the Out-License Agreement.

1.40

“Net Sales” shall mean the aggregated gross amounts invoiced by the Parties or their respective Affiliates in respect of the gross sales of all Products under this Agreement by the Parties or their respective Affiliates to Third Parties at an arm’s length open market price less deductions actually allowed in relation to or specifically allocated to the Products using generally accepted accounting standards for:

EXECUTION VERSION

CONFIDENTIAL

1.40.1	Ordinary and customary quantity, trade and/or cash discounts actually granted and logistics service provider fees paid and payable;

1.40.2	Amounts repaid or credited and allowances including cash or credit, given by reason of retroactive price reductions, or billing errors or rebates actually allowed or paid;

1.40.3	Amounts refunded or credited for the Products which were rejected, spoiled, damaged, outdated or returned;

1.40.4	Distribution, packing, handling, freight, shipment and insurance costs in transporting the Products to customers; and

1.40.5	Taxes and other governmental charges occurred in connection with the sale of Products.

1.41	“Non-Royalty Income” shall mean the portion of Net Receipts that is not Royalty Income.

1.42	“Oa” shall mean the percentage value of royalty and non-royalty sharing ascribed to ABL Bio in Appendix 5.

1.43	“Oi” shall mean the percentage value of royalty and non-royalty sharing ascribed to I-Mab in Appendix 5.

1.44	“Opt-In Notice” shall have the meaning ascribed in Section 3.2.

1.45	“Opt-In Party” shall have the meaning ascribed in Section 4.3.2.

1.46	“Opt-Out Party” shall have the meaning ascribed in Section 4.3.2.

1.47	“Out-Licensor”, “Out-License” “Out-Licensee”, “Out-License Agreement” and “Out-License Notice” shall have the meanings ascribed in Section 3.3 and Section 4.

1.48	“Parental Antibody” shall mean each of ABL Bio Parental Antibody and I-Mab Parental Antibody.

1.49

“Parental Antibody Improvements” shall mean any and all data, results and other Know-How, inventions and developments that constitute improvements to I-Mab Parental Antibody Technology or ABL Bio Parental Antibody Technology, whether patentable or not, that have been identified, discovered or made by or on behalf of either Party or its Affiliates during the Term and are not specifically designed for BsAb (“I-Mab Parental Antibody Improvements” and “ABL Bio Parental Antibody Improvements”, respectively). For the avoidance of doubt, Know-How and Patent Rights pertaining solely to the Parental Antibody itself (but not BsAb Technology) shall be deemed a Parental Antibody Improvement, and any and all improvements to Parental Antibody Technology that are specifically designed for BsAb should be deemed BsAb.

1.50

“Parental Antibody Know-How” shall mean the Know-How Controlled by I-Mab or ABL Bio during the Term that is reasonably necessary or useful for the practice of the inventions claimed by I-Mab or ABL Bio under its Parental Antibody Patent Rights (“I-Mab Parental Antibody Know-How” and “ABL Bio Parental Antibody Know-How”, respectively).

EXECUTION VERSION

CONFIDENTIAL

1.51

“Parental Antibody Technology” shall mean the Parental Antibody Patent Rights and the Parental Antibody Know-How (“I-Mab Parental Antibody Technology” and “ABL Bio Parental Antibody Technology”, respectively).

1.52

“Patent Rights” shall mean all patents and patent applications including without limitation continuations, continuations-in-part, divisions, patents of addition, utility patents, reissues, renewals, re-examinations, requests for continued examination, registrations, patents of importation or patent term extensions thereof including Supplemental Protection Certificates (“SPCs”).

1.53	[Redacted].

1.54	[Redacted]

1.55	[Redacted]

1.56	“Product” shall mean a finished pharmaceutical formulation packaged and ready for sale containing the BsAb.

1.57	“Product Family” shall mean all Products containing the BsAb.

1.58	“Project Lead” or “PL” shall have the meaning ascribed in Section 2.3.

1.59	“Receiving Party” shall have the meaning ascribed in Section 1.15.

1.60	“Research and Development” shall mean any research and development performed by I-Mab or ABL Bio pursuant to the Research and Development Plan.

1.61	“Research and Development Plan” shall mean the Early Development Plan, the Late Development Plan, and Clinical Development Plan.

1.62

“Royalty Income” shall mean royalty payments, received by either Party or its Affiliates from a Third Party under the terms and conditions of an Out-License Agreement, which, for the purpose of clarification, shall include payments calculated on the basis of Net Sales generated in connection with such Out-License Agreement.

1.63	“Term” shall mean the period commencing on the Effective Date ending upon fulfilment of the last payment obligation of either Party to the other Party hereunder.

1.64	“Territory” shall mean the following: [Redacted]

1.65	“Third Party” shall mean any other entity than a Party and its Affiliates.

1.66

In this Agreement unless it is inconsistent with the context, a reference to a statutory provision includes a reference to: (i) a statutory amendment, modification, substitution, consolidation or re-enactment (whether before or after Effective Date); (ii) statutory instruments or subordinate legislation or orders made under the statutory provision; and (iii) statutory provisions of which the statutory provision is an amendment, modification, substitution, consolidation or re-enactment. Unless the context of this Agreement otherwise requires, (i) words of one gender includes the other gender; (ii) words using the singular or plural number also include the plural or singular number respectively; (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article”, “Section” and “Appendix” refer to the specified Article, Section and Appendix of this Agreement. When this Agreement refers to a number of days, unless otherwise specified (e.g. Business Days), such number shall refer to calendar days. When this Agreement refers to a number of years and/or months, unless otherwise specified, such number shall refer to calendar years and/or months.

EXECUTION VERSION

CONFIDENTIAL

2.	Early Development

2.1

The Parties have agreed to share activities according to the Early Development Plan attached hereto as Appendix 3 up to Decision Point I. Such Early Development Plan provides the planned activities of each Party and shall be updated, if required, by mutual agreement between the Parties.

2.2

All Early Development shall be performed according to the Early Development Plan by each Party (and/or its Affiliate or permitted CRO) as assigned to it therein. In principle, the Parties agreed to share the cost and responsibility for Early Development in the Rest of the World equally with Commercially Reasonable Efforts. However, for the purpose of administrative convenience, the Parties agree to share the costs for Early Development as follows:

2.2.1

Each Party is responsible to bear their respective costs for any and all in-house work to be performed by each Party until the production of selected candidates prior to in vivo proof of concept experiments in accordance with the roles assigned to the Party as outlined in the Early Development Plan and Exhibit A of the Materials Transfer Agreement.

2.2.2

Any and all the costs associated with the subsequent in vivo experiments, including without limitation in vivo experiments performed by I-Mab and the permitted CRO, will be split 50%:50% between the Parties

(a)

Within thirty (30) days after the end of each calendar quarter, all parties (excluding I-Mab but including all permitted CROs) shall submit to ABL Bio a reasonably detailed report setting forth the cost and expense (including both in house and external costs and expenses) incurred by such party to perform the in vivo experiments activities.

(b)	ABL Bio shall, within thirty (30) days after the receipt of such reports, prepare a consolidated report, subject to approval by the other Party;

(c)

A Party which has borne and expended more than its share of the in vivo experiments costs shall submit to the other Party an invoice for such exceeded amount so that the total cost can be borne by the Parties (50%:50%). The other Party shall pay such invoice within sixty (60) days after receipt. Each Party shall keep detailed books and records of the development cost incurred by such Party to in vivo experiments activities and shall make such books and records available to the other Party for inspection and audit upon reasonable advance notice.

2.3

Project Lead. Promptly after the Effective Date, the Parties will appoint a Project Lead (the “PL”) for each project to facilitate the communication of the Early Development activities. Each Party shall appoint its respective PL within thirty (30) days after the Effective Date, and may substitute its PL, in its sole discretion, effective upon written notice to the other Party of such change. Each Party’s PL shall be a project manager and will have appropriate expertise and ongoing familiarity with the Research and Development Plans. The PLs shall keep each other informed of all details of the activities under the Early Development Plan and the Late Development Plan, subject to Section 3. The PL responsibilities shall include (i) scheduling meetings, including the JC; (ii) setting the agenda for such meetings with solicited input from other members, including the JC.

EXECUTION VERSION

CONFIDENTIAL

2.4

Each Party shall provide the other Party with disclosure of any invention made by that Party during the Research and Development comprising BsAb Technology Improvements, BsAb Improvements, and Parental Antibody Improvements.

3.	Late Development, Clinical Development and Options

3.1

At Decision Point I and, in the event the JC decides to develop and commercialize any Product in the Rest of the World, at each Decision Point after Decision Point I, if one Party owns more than 50% of the intellectual property rights for a particular project as determined in accordance with Appendix 5, such Party shall be the Lead Party; if neither party owns more than 50% of the intellectual property rights for the project, the JC shall select a Party as the Lead Party within seven (7) Business Days after the completion of Decision Point I. [Redacted] the Lead Party shall be determined by the JC within seven (7) Business Days after Decision Point I. Decisions regarding Late Development, Clinical Development and entering into Out-License Agreement will be made in the following manner: in ABL Bio’s Territory by ABL Bio, in I-Mab’s Territory by I-Mab, and in the Rest of the World, by the Lead Party.

3.2

The Parties agree to co-develop each of the Products containing [Redacted] up to Decision Point II and share the cost and responsibilities equally with Commercially Reasonable Efforts in accordance with the Late Development Plan attached hereto as Appendix 4. No later than seven (7) Business Days following each Decision Point II, III or IV, either Party can notify the other Party that it intends to share the costs of the next development work with the other Party in the Rest of the World (“Opt-In Notice”). After an Opt-In Notice from a Party, such Party shall automatically become the Lead Party if the other Party has not given a similar notice. For the avoidance of doubt, if one Party stops development work or sharing the costs of development work, the other Party who continues development work or bears the cost of such development work shall automatically become the Lead Party.

3.3

ABL Bio in ABL Bio’s Territory, and I-Mab in I-Mab’s Territory, has the right to pursue indirect development and commercialization of the Products via an Out-License Agreement (“Out-License Agreement”) with any Third Party (“Out-Licensee”). The Party who enters into an Out-License Agreement in its Territory shall make a commercially reasonable effort to obtain the consent of such Out-Licensee to disclose relevant information (excluding financial terms) regarding such Out-License Agreement with the other Party after the execution. In the Rest of the World, either Party may pursue out-license opportunities, but the final decision to enter into an Out-License Agreement with any Out-Licensee to indirectly develop and commercialize the Product (“Out-License”) in any country in the Rest of the World should be made by the Lead Party (a Party entering into an Out-License Agreement hereinafter referred to as “Out-Licensor”). Out-Licensor shall notify the other Party of the decision (“Out-License Notice”) and, subject to consent of the Out-Licensee, provide the other Party with a complete copy of each Out-License Agreement within thirty (30) days of the execution of such agreement, which shall not be unreasonably withheld or delayed.

3.4

At Decision Point I and, if both Parties decide to co-develop the Products in the Rest of the World, at each Decision Point after Decision Point I, according to Section 3.1, the Lead Party shall, within ninety (90) days of such decision, convene a JC meeting for and agree to an amended Late Development Plan, the Clinical Development Plan, and the budget.

3.4.1	The PLs shall continue their responsibilities according to Sections 6.4 and 2.3 during the Late Development and the Clinical Development;

EXECUTION VERSION

CONFIDENTIAL

3.4.2	The JC shall discuss and approve any further changes to the Late Development Plan and the Clinical Development Plan in case of co-development and the budget proposed by the Parties;

3.4.3

All Late Development and Clinical Development shall be performed according to the Late Development Plan and Clinical Development Plan by each Party (and/or its Affiliate or permitted CMO/CRO) as assigned to it therein. Each Party shall use Commercially Reasonable Efforts to perform the Late Development and Clinical Development activities assigned to it and shall provide Late Development Report and Clinical Development Report to the other Party. Subject to the terms of this Agreement, the Lead Party may enter into a service agreement or collaboration agreement, without the other Party’s prior written consent, with (i) its Affiliate and (ii) any Third Party acting solely as contract manufacturer, contract research organization, distributor or wholesaler of the Party or its Affiliates. A Party who enters into a service agreement or a collaboration agreement with its Affiliate or a Third Party shall, subject to consent of such Affiliate or Third Party, provide the other Party with a complete copy of such an Agreement within thirty (30) days of the execution of such agreement, which shall not be unreasonably withheld or delayed.

3.4.4	the Parties shall share the Late Development and Clinical Development cost as follows.

(a)

Within fifteen (15) Business Days after the end of each calendar quarter, the other Party (i.e., the party that is not the Lead Party) shall submit to the Lead Party a reasonably detailed report, together with evidence, setting forth the cost and expense (including both in house cost and expense at an FTE rate of [Redacted] and external cost and expense) in such calendar quarter incurred by such Party to perform the Late Development or Clinical Development activities assigned to it under the Late Development Plan or Clinical Development Plan.

(b)

If there is any question in the report prepared by the other Party, the Lead Party may request the other Party to supplement within fifteen (15) Business Days after receiving the detailed report from the other Party. Otherwise, the Lead Party shall prepare a consolidated report (summary of the cost and expense incurred by both the Lead Party and the other Party) within fifteen (15) Business Days after receiving the detailed report from the other Party, subject to approval by the other Party. The other Party should give the Lead Party a written notice within fifteen (15) Business Days if there is any question in such consolidated report.

(c)

Upon receipt of such written notice within the required time, the Lead Party may provide a revised consolidated report to the other Party. If the Lead Party does not receive such a written notice within the required time, the Lead Party shall invoice the other Party according to the Development Costs Sharing (Ca: Ci) as specified in Appendix 5. The other Party shall pay such invoice within sixty (60) days after the invoice date.

(d)

The total cost and expense, unless specifically approved by the JC, shall not exceed [Redacted] of the amount set forth in the budget for such Late Development activities in the Late Development Plan or Clinical Development activities in the Clinical Development Plan.

EXECUTION VERSION

CONFIDENTIAL

(e)

Each Party shall keep detailed books and records of the development cost incurred by such Party to perform Late Development or Clinical Development activities and shall make such books and records available to the other Party for inspection and audit upon reasonable advance notice.

3.5

Immediately after the execution of this Agreement, neither Party shall develop independently from the other Party or with any Third Party a bispecific antibody that uses the same pair of antibodies as the BsAb under this Agreement for bispecific antibody development, even if the latter bispecific antibody contains a different sequence than what was contained in the particular BsAb. In the event that both Parties agree, by signing an amendment at any time, that such a bispecific antibody that uses such pair of antibodies under this Agreement has no drug developability, such bispecific antibody that uses such pair of antibodies should not be limited by this Section 3.5.

3.6

Each Party should share the clinical data generated during its development work with the other Party without additional charge. Each Party should provide reasonable technical assistance regarding relevant documents, material, and technical transfer as reasonably requested by the other Party in accordance with, and at the FTE rate set forth in Section 3.4.4.

4.	Out-License Income Sharing and Royalty Incoming Sharing

4.1

Out-License Right. The final decision to enter an Out-License Agreement with a Third Party in the Rest of the World should be made by the Lead Party. All other Out-License Agreements shall require the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned. A Party who enters an Out-License Agreement or Sublicense Agreement with a Third Party shall provide the other Party with a complete copy of each Out-License Agreement within thirty (30) days of the execution of such agreement.

4.2	Party’s Territory.

4.2.1

When either Party or its Affiliate Out-Licenses the Products in the Party’s Territory, such Party shall not pay the other Party royalties or out-licensing incoming sharing on Net Sales of all Products in the Party’s Territory.

4.3	Rest of the World.

In the event the JC decides to develop and commercialize the Products at any Decision Point in the Rest of the World, income sharing shall be done in the following manner.

4.3.1

Non-Royalty Income Sharing. After any Decision Point if both Parties decide to participate in the development of a Product in any country in the Rest of the World and execute an Out-License Agreement for the country, ABL Bio shall be entitled to a share (Oa) of the Non-Royalty Income, and I-Mab shall be entitled to a share of (Oi) of the Non-Royalty Income as specified in Appendix 5;

4.3.2

Non-Royalty Income Sharing Adjustment in case of Opt-Out. After any Decision Point except Decision Point I, if a Party (“Opt-Out Party”) decides not to participate in the development of the Product(s) in the Rest of the World and the other Party (“Opt-In Party”) executes an Out-License Agreement in the Rest of the World, the Opt-In Party shall pay to the Opt-Out Party a percentage of the Out-License income, which percentage shall equal to [Redacted] where,

(a)	[Redacted]

EXECUTION VERSION

CONFIDENTIAL

4.3.3

Royalty Income Sharing. After any Decision Point if both Parties decide to participate in the development of a Product in any country in the Rest of the World and execute an Out-License Agreement for the country, ABL Bio shall be entitled to a share (Oa) of the Royalty Income, and I-Mab shall be entitled to a share of (Oi) of the Royalty Income as specified in Appendix 5.

4.3.4

Royalty Income Sharing Adjustment in case of Opt-Out. After any Decision Point except Decision Point I, if a Party decides not to participate in the development of the Product(s) in the Rest of the World and the other Party executes an Out-License Agreement in the Rest of the World, the Opt-In Party shall pay to the Opt-Out Party a minimal percentage of the Royalty Income as follows: when I-Mab or its Affiliate out-licenses the Products in the Rest of the World, I-Mab shall pay ABL Bio a percentage of the royalties, which percentage shall be [Redacted]; when ABL Bio or its Affiliate Out-Licenses the Products in the Rest of the World, ABL Bio shall pay I-Mab a percentage of the royalties, which percentage shall be [Redacted] as specified in Appendix 5.

Example: [Redacted].

5.	Payments

5.1

The payments under Section 4 above are expressly stated as exclusive of Value Added Tax or equivalent sales tax applicable (“VAT”). If VAT is or may become lawfully payable or chargeable in respect of a payment, then the Party receiving such Payment will promptly provide a valid VAT invoice to the Party making such Payment. If the VAT charged to and paid by the Party making such Payment is subsequently refunded by any relevant fiscal authority having oversight of either Party, then such refund shall be promptly forwarded to the Party who paid for the VAT with a valid VAT credit note. At the request of the other Party, either Party shall give the other Party the assistance as may be required by the relevant tax authority, to claim exemption from or reduction of the VAT.

5.2

If any withholding tax applies to any amount due to either Party under this Agreement, such amount of withholding tax due will be deducted from the amount to be paid to either Party and paid to the appropriate tax authorities in a timely manner. At the request of the other Party, either Party shall give the other Party the assistance as may be required by the relevant tax authority, to claim exemption from or reduction of such withholding tax imposed on the amount. The other Party will provide either Party written evidence of its payment of any such withholding tax.

5.3

Parties and their respective Affiliates shall keep complete and accurate books and records used in the determination of all Net Sales, payments and deliveries of the Products to Third Parties for [Redacted]. Either Party shall, not more than once a calendar year, have the right to appoint an independent certified public accountant or like person (the “Auditor”) reasonably acceptable to the other Party, to perform an audit at the other Party’s site upon at least ten (10) Business Days’ prior written notice and within normal business hours. The other Party shall provide all books and records necessary for the Auditor to determine Net Sales, payments and deliveries under this Agreement. The cost of such audit shall not be borne by the other Party, except for the event that the audit results determine a shortfall of reported Net Sales greater than [Redacted].

EXECUTION VERSION

CONFIDENTIAL

5.4

The other Party shall adhere to the payment terms described in Section 4. An interest of [Redacted] shall accrue on the total amount of late payment from the day when the corresponding payment becomes due and payable.

5.5

The Party shall make all the payments to the other party under this Agreement in US Dollar (USD), including, but not limited to, Net Sales and Net Receipts in currencies other than USD shall be converted into USD using the average of the respective exchange rate as published by Bloomberg for the respective quarter. All the payments will be made without deduction of exchange, collection or other charges.

6.	Contract Governance

6.1

Joint Committee. Promptly after the Effective Date the Parties will establish a joint committee to facilitate the performance and oversight of the Research and Development Plan (the “JC”). The JC will be comprised of an equal number of representatives from either Party, at least two (2) named representatives of I-Mab and at least two (2) named representatives of ABL Bio. Each Party shall appoint its respective representatives to the JC within thirty (30) days after the Effective Date, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have a JC representative who is a senior employee (Vice President level or above), and each JC representative will have appropriate expertise and ongoing familiarity with the Research and Development Plans. Additional representatives may from time to time, by mutual consent of the Parties, be invited to attend JC meetings, subject to such representatives’ written agreement to comply with the requirements of Section 8. All proceedings for the JC shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.

6.2

Meetings. The JC shall meet in accordance with a schedule established by agreement of the Parties, but no less frequently than once per calendar quarter, with the location for such meetings alternating between I-Mab and ABL Bio facilities (or such other locations as are determined by the JC). Alternatively, the JC may meet by means of teleconference, videoconference or other similar communications equipment, but at least one meeting per year shall be conducted in person. Each Party shall nominate a chairperson (each, a “JC Chairperson”) with equal voting rights on each decision.

6.3

JC Responsibilities. The JC shall (i) monitor progress under the Research and Development Plans, review relevant data and share information on progress of the Research and Development with the Parties, (ii) review and approve any proposed updates to the Early Development Plan and, subject to Section 3, the Late Development Plan and Clinical Development Plan, (iii) discuss and consult regarding any technical or scientific difficulties encountered under a Research and Development Plan, (iv) perform such other activities as the Parties agree in writing shall be the responsibility of the JC, (v) decide which Product to develop and commercialize, (vi) review and approve amended Research and Development Plan and the budget, and (vii) select a Party as the Lead Party of each project in the Rest of the World within seven (7) Business Days after the completion of Decision Point I. For avoid of the doubt, the Lead Party may be changed at any Decision Point by vote in JC or the consent of the Parties.

6.4

The PL shall be responsible for (i) scheduling meetings at least once per calendar quarter, but more frequently as the JC determines it necessary; (ii) setting agenda for meetings with solicited input from other members; (iii) confirming and delivering minutes to the JC for review and final approval; and (iv) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved. Each Party will provide the members of the JC with written copies of all materials they intend to present at a JC meeting. In the absence of a PL, the tasks assigned to the PL in this Section 6.4 shall be assigned to the JC Chairperson.

EXECUTION VERSION

CONFIDENTIAL

6.5

All decisions of the JC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of both Party’s views on a particular matter before the JC, the JC is still unable after a period of ten (10) days to reach a unanimous decision on such matter, then either Party may, by written notice to the other, have such matter referred to the CEOs of the Parties for resolution. If the CEOs are able to resolve such matter within the thirty (30) day period, then: (a) with respect to the Early Development Plan, the status quo (including the existing budget) shall persist until the Parties reach agreement with respect to any amendment thereto; and (b) I-Mab in I-Mab’s Territory, ABL Bio in ABL Bio’s Territory, and the developing Party(ies) in the Rest of the World shall have the right to approve amendments to the Late Development Plan and Clinical Development Plan.

7.	Diligence and Reports

7.1

Each Party agrees to maintain proper records (the “Records”) in respect of its performance of the Research and Development, including the procedures, techniques and methodologies used, the progress made, and any inventions conceived and/or reduced to practice or otherwise made as part of the Research and Development. In order to file, prosecute and defend and Patent Rights claiming any BsAb Improvement, BsAb Technology Improvement, or Parental Antibody Improvement, each Party shall upon request of the other Party, which shall not be unreasonably made, (a) make the Records available to the other Party or its designee for inspection; and (b) provide copies of the Records or any part(s) thereof to the other Party or its designee. As part of keeping the Records, each Party shall ensure that all of its personnel and all of its agents that are involved in the Research and Development will keep accurate laboratory notebooks, that: (i) shall be duly signed, dated and witnessed; and (ii) shall be created and maintained in accordance with its standard operating procedures that would be sufficient to allow for said laboratory notebooks to be used in any proceedings before the relevant governmental authorities in the relevant Territory, in order to establish the date of invention for any inventions in according with the patent Laws applicable in the relevant Territory.

7.2	Each calendar quarter until expiration of the royalty payment or income sharing obligation under Section 4, each Party shall provide to the other Party reports as follows:

7.2.1

Each Party shall provide to the other Party an Early Development Report within thirty (30) days after the end of each calendar quarter during Early Development including all the results obtained in the past calendar quarter (including without limitation all raw data).

7.2.2

Regardless of whether a Party participates in Late Development or Clinical Development, each Party shall provide to the other Party a Late Development Report or Clinical Development Report within thirty (30) days after the end of each calendar quarter during Late Development or Clinical Development including all the results obtained in the past calendar quarter (including without limitation all raw data).

7.2.3

Upon and after the launching of the Product or Product Family, I-Mab and ABL Bio shall provide a biannual report to each other providing a high-level overview of all material commercial activities in the respective territories for the Product within thirty (30) days after the end of each six-month period.

EXECUTION VERSION

CONFIDENTIAL

8.	Confidentiality Obligations

8.1	In consideration of disclosure of Confidential Information by the Disclosing Party, the Receiving Party undertakes:

8.1.1	to keep the Confidential Information secret and confidential at all times;

8.1.2	not to disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole, in part, or in summary, to any person, except as expressly permitted by this Agreement;

8.1.3

not to use the Confidential Information of the Disclosing Party or permit it to be used, in whole or in part, for any purpose other than the performance of its obligations or exercise of its rights under this Agreement;

8.1.4

to take all proper and reasonable measures to ensure the confidentiality of the Confidential Information of the Disclosing Party, including but not limited to applying the same security measures and degree of care to such Confidential Information as the Receiving Party applies to its own confidential information; and

8.1.5

to inform the Disclosing Party immediately if it becomes aware of the possession, use or knowledge of any of the Confidential Information of the Disclosing Party by an unauthorised person, and to provide any assistance in relation to such unauthorised possession, use or knowledge that the Disclosing Party may reasonably require.

8.2	Exceptions to Confidentiality Obligations

8.2.1

The Receiving Party’s obligations of confidentiality and non-use under this Agreement shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by means of reasonable written evidence:

(a)	was known to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party; or

(b)

is or becomes publicly known other than as a result of breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed the Confidential Information of the Disclosing Party; or

(c)	is received by the Receiving Party without restriction on disclosure or use from a Third Party lawfully entitled to make the disclosure without such restrictions; or

(d)

is developed by any of the Receiving Party’s or its Affiliate’s directors, employees, consultants, advisors or agents (collectively, “Representatives”) who have not had any direct or indirect access to, or use or knowledge of, the Confidential Information of the Disclosing Party;

except that the above exceptions do not extend to circumstances where the Confidential Information is (i) specific, does not fall within the above exceptions, and is embraced by more general information which does fall within the above exceptions or (ii) a combination of information in the public domain separated across multiple sources.

EXECUTION VERSION

CONFIDENTIAL

8.2.2

The Receiving Party will not be in breach of its obligations under this Agreement to the extent that it is required to disclose Confidential Information of the Disclosing Party by law (provided, in the case of a disclosure under any freedom of information legislation, that the exemptions under that legislation do not apply) or order of a court or other public body that has jurisdiction over it, provided that, before making such a disclosure, the Receiving Party shall, to the extent it is legally permitted to do so:

(a)	inform the Disclosing Party of the proposed disclosure as soon as possible, and if possible before the court or other public body orders the disclosure;

(b)	take into account reasonable requests of the Disclosing Party in relation to such disclosure;

(c)	ask the court or other public body to treat such Confidential Information as confidential; and

(d)	permit the Disclosing Party to make representations to the court or other public body in respect of the disclosure and/or confidential treatment of such Confidential Information.

8.3	Disclosure to Representatives

8.3.1	The Receiving Party shall permit access to the Confidential Information of the Disclosing Party only to those of its representatives who:

(a)	reasonably require such access for performing its obligations or exercising its rights under this Agreement;

(b)

have been informed of the confidential nature of such Confidential Information, the Disclosing Party’s interest in such Confidential Information, and the provisions of this Agreement, and have been instructed to comply with this Agreement; and

(c)

have entered into legally binding confidentiality obligations to the Receiving Party on terms that are no less onerous than those set out in this Agreement, and which extend to such Confidential Information.

8.3.2

The Receiving Party shall ensure that all those representatives who have access to the Confidential Information of the Disclosing Party comply with the provisions of this Agreement, and the Receiving Party shall be liable to the Disclosing Party for any breach of this Agreement by the Receiving Party’s Representatives.

8.4	Upon expiration or termination of this Agreement,

8.4.1	At the Disclosing Party’s written request, the Receiving Party shall;

(a)

immediately return to the Disclosing Party (or, if the Disclosing Party so requests, destroy or erase) all Confidential Information of the Disclosing Party that the Receiving Party has received under this Agreement including any copies made and permanently delete all electronic copies of any such Confidential Information from the Receiving Party’s computer systems;

EXECUTION VERSION

CONFIDENTIAL

(b)	provide to the Disclosing Party a certificate, signed by an officer of the Receiving Party, confirming that the obligations in this Section 8.4 have been complied with; and

(c)	make no further use of any such Confidential Information.

The Receiving Party may, however, keep one copy of the Confidential Information of the Disclosing Party in its legal advisor’s files solely for the purpose of enabling it to comply with the provisions of this Agreement.

8.5	As between the parties, except as otherwise expressly set forth in this Agreement:

8.5.1	the Confidential Information of the Disclosing Party is proprietary to the Disclosing Party and the Disclosing Party reserves all rights in such Confidential Information;

8.5.2	the Disclosing Party is the sole owner of all property rights in tangible records of the Confidential Information of the Disclosing Party; and

8.5.3	the Disclosing Party is and shall remain the sole owner of all intellectual property rights in the Confidential Information of the Disclosing Party.

8.6

No rights in respect of the Confidential Information of the Disclosing Party are granted to the Receiving Party, other than to use it in accordance with the terms of this Agreement, and no obligations are imposed on the Disclosing Party other than those expressly stated in this Agreement. In particular, nothing in this Agreement shall be construed or implied as obliging the Disclosing Party to disclose any specific type of information under this agreement, whether Confidential Information or not.

8.7

The Receiving Party agrees that any breach of its obligations of confidentiality and non-use under this Agreement will cause irreparable harm to the Disclosing Party; therefore, the Disclosing Party shall have, in addition to any remedies available at law, the right to obtain equitable relief to enforce this Agreement.

8.8

The confidentiality obligations under this Section shall, notwithstanding any termination of discussions between the Parties, continue in force for a period of [Redacted] after the expiration or termination of this Agreement. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information of a Party will continue for as long as such Party continues to treat such Confidential Information as a trade secret.

8.9

The Parties agree to make a joint press release according to Appendix 6 of this Agreement. Regarding any other information not expressly contained in such joint press release, except for disclosure required by applicable laws, neither Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

EXECUTION VERSION

CONFIDENTIAL

9.	Representation and Warranties

9.1	Each Party represents and warrants to the other Party that as of the Effective Date:

9.1.1

Such Party (i) is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all governmental authorities having jurisdiction over such Party, required for the performance of this Agreement.

9.1.2

The execution, delivery and performance of this Agreement by such Party (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not conflict with any provision of the organizational documents of such Party; (iv) will not, to the best of such Party’s knowledge, violate any Laws or any order or decree of any court or governmental authority; and (v) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party is a party, or by which such Party is bound;

9.1.3

This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

9.2

Each Party represents, warrants and covenants that neither it nor any of its Affiliates has been Debarred or is subject to Debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the Research and Development, any person or entity who has been Debarred. Each Party agrees to inform the other Party in writing immediately if it or any person or entity who is performing Research and Development under this Agreement is Debarred, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the Debarment of such Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the Research and Development.

9.3

ABL Bio represents and warrants to I-Mab that as of the Effective Date, ABL Bio is the lawful owner of all right, title and interest in and to the BsAb Technology, the ABL Bio Parental Antibody Patent Rights and ABL Bio Parental Antibody Know-How. As of the Effective Date, ABL Bio has no knowledge of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the BsAb Technology and the ABL Bio Parental Antibody Patent Rights or (y) challenging ABL Bio’s Control of BsAb Technology, ABL Bio Parental Antibody Patent Rights or ABL Bio Parental Antibody Know-How or making any adverse claim of ownership of BsAb Technology, ABL Bio Parental Antibody Patent Rights or ABL Bio Parental Antibody Know-How.

9.4

I-Mab represents and warrants to ABL Bio that as of the Effective Date, I-Mab is the lawful owner of all right, title and interest in and to the I-Mab Parental Antibody Patent Rights and I-Mab Parental Antibody Know-How. As of the Effective Date, I-Mab has no knowledge of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the I-Mab Parental Antibody Patent Rights or (y) challenging I-Mab’s Control of I-Mab Parental Antibody Patent Rights or I-Mab Parental Antibody Know-How or making any adverse claim of ownership of the I-Mab Parental Antibody Patent Rights or I-Mab Parental Antibody Know-How.

EXECUTION VERSION

CONFIDENTIAL

9.5

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE PARTIES STATED IN THIS SECTION 9 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10.	Indemnification

10.1

Subject to the other provisions of this Section, ABL Bio shall defend, indemnify and hold harmless I-Mab, its Affiliates, and each of their officers, directors, shareholders, employees, successors and assigns from and against all Third Parties claims, suites, losses, liabilities, damages, costs, fees and expenses (including reasonable attorney’s fee), to the extent arising out of (i) ABL Bio’s negligence or willful misconduct in performing any of its obligations under this Agreement, or (ii) breach by ABL Bio of any of its representations, warranties, covenants or agreements under this Agreement, except in each case to the extent such claims arise from a matter for which I-Mab is obligated to indemnify ABL Bio under Section 10.2.

10.2

Subject to the other provisions of this Section, I-Mab shall defend, indemnify and hold harmless ABL Bio, its Affiliates, and each of their officers, directors, shareholders, employees, successors and assigns from and against all Third Parties claims, suites, losses, liabilities, damages, costs, fees and expenses (including reasonable attorney’s fee), to the extent arising out of (i) I-Mab’s negligence or willful misconduct in performing any of its obligations under this Agreement, or (ii) breach by I-Mab of any of its representations, warranties, covenants or agreements under this Agreement, except in each case to the extent such claims arise from a matter for which ABL Bio is obligated to indemnify I-Mab under Section 10.1.

10.3

Each Party (“Indemnified Party”) will promptly notify the other Party (“Indemnifying Party”) in writing if it becomes aware of a claim (actual or potential) by any Third Party or any proceeding (including any investigation by a governmental authority) (“Third Party Claim”) for which indemnification may be sought and will give such related information as the Indemnifying Party shall reasonably request.

10.4

To be eligible to be indemnified hereunder, the Indemnified Party will provide the Indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Section 10.4 and the exclusive ability to defend (with the reasonable cooperation of the Indemnified Party) or settle any such claim; provided, however, that the Indemnifying Party will not enter into any settlement for damages other than monetary damages without the Indemnified Party’s written consent, such consent not to be unreasonably withheld. The Indemnified Party has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. If the Parties cannot agree as to the application of Sections 10.1 and 10.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 10.1 and 10.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 10.4 requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim or suit.

EXECUTION VERSION

CONFIDENTIAL

10.5

NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 8. NOTHING IN THIS SECTION 10.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

11.	Intellectual Property Rights, BsAb Technology and BsAb Improvements, Parental Antibody Technology and Parental Antibody Improvements.

11.1

Each Party shall have and retain sole and exclusive title to their respective intellectual property rights. For avoidance of doubt, as between the Parties, ABL Bio shall own and retain all rights to the BsAb Technology (including BsAb Technology Improvements) and ABL Bio Parental Antibody Technology (including ABL Bio Parental Antibody Improvements), and I-Mab shall retain all rights to I-Mab Parental Antibody Technology (including I-Mab Parental Antibody Improvements). ABL Bio grants I-Mab right to exploit (including right to grant sub-license for the purpose of Out-License) the intellectual property rights in the BsAb Technology (including BsAb Technology Improvements) and ABL Bio Parental Antibody Technology (including ABL Bio Parental Antibody Improvements) within the scope of this Agreement, and I-Mab grants ABL Bio right to exploit (including right to grant sub-license for the purpose of Out-License) the intellectual property rights in I-Mab Parental Antibody Technology (including I-Mab Parental Antibody Improvements) within the scope of this Agreement.

11.2

All BsAb Improvements shall be (i) jointly owned by ABL Bio and I-Mab (Oa: Oi) in the Rest of World as specified in Appendix 5; (ii) owned solely by ABL Bio in ABL Bio’s Territory; and (iii) owned solely by I-Mab in I-Mab’s Territory. The Parties will coordinate the preparation, filing, prosecution and maintenance of any patents covering any BsAb Improvement. All costs and expenses in relation to the prosecution, settlement and compensation shall be (i) shared by ABL Bio and I-Mab (Oa: Oi) in the Rest of World as specified in Appendix 5; (ii) solely born by ABL Bio in ABL Bio’s Territory; and (iii) solely born by I-Mab in I-Mab’s Territory.

11.3

As between the Parties, all BsAb Technology (including BsAb Technology Improvements) and ABL Bio Parental Antibody (including ABL Bio Parental Antibody Improvements) shall be solely owned by ABL Bio. As between the Parties, ABL Bio has the sole right for the preparation, filing, and maintenance of any patents covering any BsAb Technology (including BsAb Technology Improvements) and ABL Bio Parental Antibody (including ABL Bio Parental Antibody Improvements). All costs and expenses incurred relation to the preparation, filing, and maintenance shall be solely born by ABL Bio.

11.4

All I-Mab Parental Antibody (including I-Mab Parental Antibody Improvements) shall be solely owned by I-Mab. I-Mab has the sole right for the preparation, filing, and maintenance of any patents covering I-Mab Parental Antibody (including I-Mab Parental Antibody Improvements). All costs and expenses incurred relation to the preparation, filing, and maintenance shall be solely born by I-Mab.

11.5

During and after the Term, I-Mab will, and will cause its Affiliates and representatives to, (i) cooperate fully in obtaining patent and other proprietary protection for any patentable or protectable BsAb Technology Improvements and ABL Bio Parental Antibody Improvements, all in the name of ABL Bio and at ABL Bio’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as ABL Bio reasonably requests, in order to perfect and enforce ABL Bio’s rights in BsAb Technology Improvements and ABL Bio Parental Antibody Improvements. I-Mab appoints ABL Bio as its attorney to execute and deliver any such documents on behalf of I-Mab and its Affiliates and representatives in the event I-Mab, its Affiliates or its representatives fail to do so.

EXECUTION VERSION

CONFIDENTIAL

11.6

During and after the Term, ABL Bio will, and will cause its Affiliates and representatives to, (i) cooperate fully in obtaining patents and other proprietary protections for any patentable or protectable I-Mab Parental Antibody Improvements, all in the name of I-Mab and at I-Mab’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as I-Mab reasonably requests, in order to perfect and enforce I-Mab’s rights in I-Mab Parental Antibody Improvements. ABL Bio appoints I-Mab as its attorney to execute and deliver any such documents on behalf of ABL Bio and its Affiliates and representatives in the event ABL Bio, its Affiliates or its representatives fail to do so.

11.7	Each Party shall be responsible for the maintenance of its own intellectual property rights during the Term of this Agreement.

11.8

In the event of the institution of any suit by a Third Party against a Party or its Affiliates for Patent Right infringements involving the registration, development, manufacture, use, sale, distribution, or marketing of the Products, the Party being sued shall promptly inform the other Party in writing and shall take appropriate action to defend such suit at its own expense; provided however that, if such Third Party action affects the BsAb Technology’s or ABL Bio Parental Antibody Technology’s freedom to operation, then ABL Bio shall have the first right, but not the obligation, to take over and control the defense of such action; and if such Third Party action affects I-Mab Parental Antibody Technology’s freedom to operation, then I-Mab shall have the first right, but not the obligation, to take over and control the defense of such action. The cost and expense sharing are pursuant to Sections 11.2, 11.3, and 11.4. ABL Bio and I-Mab shall provide reasonable assistance to one another and reasonably cooperate in any such litigation at the other Party’s request without expense to the requesting Party.

11.9

In the event I-Mab becomes aware of actual or threatened infringement or validity attacks of BsAb Technology, ABL Bio Parental Antibody Patent Rights or ABL Bio Parental Antibody Know-How in I-Mab’s Territory, I-Mab shall promptly notify ABL Bio in writing of such actual or threatened activity or validity attacks. ABL Bio shall have the first right, but not the obligation, to bring an action against any infringement of BsAb Technology, ABL Bio Parental Antibody Patent Rights or ABL Bio Parental Antibody Know-How. If ABL Bio elects to institute the enforcement action, it shall have full control over such enforcement action, including settlement thereof. In any event, at ABL Bio’s request, I-Mab shall provide reasonable assistance and cooperation to ABL Bio in connection with any such proceeding, provided, however that all reasonable third-party out of pocket costs shall be borne by ABL Bio and reimbursable to I-Mab upon written request. ABL Bio shall bear all of its costs and expenses of such enforcement actions and shall be entitled to retain all monetary and non-monetary recoveries or settlements obtained as a result. In the event ABL Bio elects not to institute the enforcement action in accordance with this Section 11.9, and I-Mab reasonably believes such infringement has a significant negative impact on the rights granted to its hereunder, I-Mab shall, upon reasonable advance notice to ABL Bio, be entitled to institute enforcement actions to enjoin such infringement; provided, however, that (a) I-Mab shall keep ABL Bio informed of any such proceedings in a timely manner, and (b) the settlement of any such proceedings instituted by I-Mab shall be subject to ABL Bio’s prior written approval, which shall not be unreasonably withheld or delayed. ABL Bio shall use its best and good faith efforts to assist and cooperate with I-Mab and provide I-Mab with such assistance and information as may be reasonably requested by I-Mab in respect of any such action; provided, however, that all reasonable third-party out of pocket costs with respect to such enforcement action shall be borne by I-Mab and reimbursable to ABL Bio. I-Mab shall bear all of its costs and expenses of such enforcement actions and shall be entitled to retain all monetary and non-monetary recoveries or settlements obtained as a result.

EXECUTION VERSION

CONFIDENTIAL

11.10

In the event ABL Bio becomes aware of actual or threatened infringement or validity attacks of I-Mab Parental Antibody Patent Right or I-Mab Parental Antibody Know-How in ABL Bio’s Territory, ABL Bio shall promptly notify I-Mab in writing of such actual or threatened activity or validity attacks. I-Mab shall have the first right, but not the obligation, to bring an action against any infringement of I-Mab Parental Antibody Patent Right or I-Mab Parental Antibody Know-How. If I-Mab elects to institute the enforcement action, it shall have full control over such enforcement action, including settlement thereof. In any event, at I-Mab’s request, ABL Bio shall provide reasonable assistance and cooperation to I-Mab in connection with any such proceeding , provided, however that all reasonable third-party out of pocket costs shall be borne by I-Mab and reimbursable to ABL Bio upon written request. I-Mab shall bear all of its costs and expenses of such enforcement actions and shall be entitled to retain all monetary and non-monetary recoveries or settlements obtained as a result. In the event that I-Mab elects not to institute the enforcement action in accordance with this Section 11.10, and ABL Bio reasonably believes such infringement has a material negative impact on the rights granted to it hereunder, ABL Bio shall, upon reasonable advance notice to I-Mab, be entitled to institute enforcement actions to enjoin such infringement in its own right upon reasonable advance notice to I-Mab; provided, however, that (a) ABL Bio shall keep I-Mab informed of any such proceedings in a timely manner, and (b) the settlement of any such proceedings instituted by ABL Bio shall be subject to I-Mab’s prior written approval, which shall not be unreasonably withheld or delayed. I-Mab shall use its best and good faith efforts to assist and cooperate with ABL Bio and provide ABL Bio with such assistance and information as may be reasonably requested by ABL Bio in respect of any such action; provided, however, that all reasonable third-party out of pocket costs with respect to such enforcement action shall be borne by ABL Bio and reimbursable to I-Mab. ABL Bio shall bear all of its costs and expenses of such enforcement actions and shall be entitled to retain all monetary and non-monetary recoveries or settlements obtained as a result.

11.11	The Parties shall keep another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Products.

11.12

The Parties shall coordinate with each other for the assign, transfer, license or grant any of its rights in BsAb Improvements in the Rest of the World. Neither party shall assign, transfer, license or grant any of its rights in BsAb Improvements in the Rest of the World to a third party without the consent of the other Party, such consent shall not be unreasonably withheld.

12.	Termination

12.1	This Agreement shall continue for the Term, if not terminated earlier as described in this Section 12.

12.2

Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) has materially breached or defaulted in the performance of any of its obligations hereunder and such default has continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party. Any such termination will become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period. Notwithstanding the foregoing, in the event and to the extent that any such breach is a payment breach, the applicable notice and cure period as provided above will be ten (10) Business Days.

EXECUTION VERSION

CONFIDENTIAL

12.3	In the event that:

12.3.1

I-Mab or any of its Affiliates (the “ABL Bio Challenging Party”) (i) commence or participate in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the BsAb Technology or ABL Bio Parental Antibody Patent Rights (each a “ABL Bio Technology Challenge”) or (ii) actively assist any other person or entity in bringing or prosecuting any ABL Bio Technology Challenge, then ABL Bio has the right to terminate this Agreement immediately by giving notice to the ABL Bio Challenging Party (and, if the ABL Bio Challenging Party is not I-Mab, to give such notice to I-Mab as well).

12.3.2

ABL Bio or any of its Affiliates (the “I-Mab Challenging Party”) (i) commence or participate in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the I-Mab Parental Antibody Patent Rights, or any claim thereof (each, a “I-Mab Patent Challenge”) or (ii) actively assist any other person or entity in bringing or prosecuting any I-Mab Patent Challenge, then I-Mab has the right to terminate this Agreement immediately by giving notice to the I-Mab Challenging Party (and, if the I-Mab Challenging Party is not ABL Bio, to give such notice to ABL Bio as well).

12.4

In the event that there is an early termination of this Agreement in accordance with Sections 12.2 or 12.3 after completion of Late Development and either Party continues the further development and commercialization of the Products in any Territory, the Party continuing the development and commercialization of the Product shall continue to be obliged to pay to the other Party the royalty and the Out-License income sharing as described under Section 4 of this Agreement, provided that such rights have accrued hereunder prior to the effective date of such termination.

12.5

The following provisions will survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they will survive indefinitely: Sections 1, 8, 10, and 13, and Sections 5.3, 7.1, 11, 12.4, 12,5 and 12.6. Termination of this Agreement will not relieve the Parties of any liability and/or payment obligation that accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The remedies provided in this are not exclusive of any other remedies a Party may have in law or equity.

12.6

The Parties acknowledge and agree that in the event insurmountable technical difficulties and risk factors (“Risk”) occurs to a Party and such Risk is not resolved by the Party within 90 days thereafter despite all reasonable efforts, the Party shall be entitled to terminate this Agreement by sending a written notice to the other Party. After termination of this Agreement in accordance with this Section 12.6, the losses incurred to the Parties shall be borne by the Parties respectively, and the terminating Party will no longer have the right to continue developing any Product.

13.	Miscellaneous

13.1

All disputes which arise in connection with this Agreement and its interpretation shall be settled in amicable way between the Parties. If the dispute cannot be settled in friendly way, it will be settled by arbitration to be held in New York in conformity with the rules of International Chamber of Commerce (ICC). Such arbitration will be held in the English language. The decision of the arbitrator will be final and binding on the Parties.

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CONFIDENTIAL

13.2	This Agreement shall be construed, and the respective rights of the Parties determined, according to the Laws of the State of New York, without regard to its choice of law principles.

13.3

In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney fees, court costs and expenses of litigation whether or not the action or proceeding results in a final judgment.

13.4

This Agreement may not be assigned or transferred by either Party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party; provided that either Party my assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that ABL Bio and/or I-Mab may assign this Agreement to a successor to all or substantially all of its assets or business to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

13.5	All notices must be in writing in English and sent to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.

If to ABL Bio:	ABL Bio

16, Daewangpangyo-ro 712beon-gil, Bundang-gu,

Seongnam-si, Gyeonggi-do, 13488, Republic of Korea

Attention: [Redacted]

Email: [Redacted]

Fax: [Redacted]

with a copy to:	Attention: [Redacted]

Email: [Redacted]

If to I-Mab:	I-MAB Biopharma Co., Ltd.

Suite 802, West Tower, OmniVision Tech Park, 88 Shangke Rd.,

Pudong New District, Shanghai, China 201210

Attention: Lei Fang

Email: lei.fang@i-mabbiopharma.com

Fax: +86 21 6057 8000

with a copy to:	Attention: Tina Wang

Email: tina.wang@i-mabbiopharma.com

EXECUTION VERSION

CONFIDENTIAL

13.6

All notices must be given (a) by personal delivery, with receipt acknowledged; or (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized express delivery service. Notices will be effective upon receipt or at a later date stated in the notice. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.7	The headings used in this Agreement have been inserted for convenience of reference only and not define or limit the provisions hereof.

13.8

No waiver of any term or condition of this Agreement shall be effective unless set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other righty or remedies that may be available to such Party.

13.9

This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties with respect to such subject matter, whether written or oral, including, but not limited to all proposals, negotiation, conversations, letters of intent, memoranda of understanding or discussions, between the Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

13.10

This Agreement may be altered, amended, or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed duly by authorized representatives of ABL Bio and I-Mab.

13.11

Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any product, trademark, confidential information, trade secret or other data or any other intellectual property of the other Party except as expressly set forth herein.

13.12	None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, but not limited to, any creditor of either Party.

13.13

This Agreement shall be deemed to have been drafted jointly by both Parties; and ambiguities, if any, shall not be construed against either Party, irrespective of which Party may have actually drafted the ambiguous provision.

13.14	This Agreement may be executed in counterparts, each of which, when executed, shall be deemed an original and all of which together shall constitute one and the same document.

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EXECUTION VERSION

CONFIDENTIAL

IN WITNESS WHEREOF, I-Mab and ABL Bio, by their duly authorized officers, have executed this Collaboration Agreement as of the Effective Date.

ABL Bio	I-Mab

Signed by: /s/ Sang Hoon Lee	Signed by: /s/ Jingwu Zhang Zang

Name: Sang Hoon Lee	Name: Jingwu Zhang Zang

Title: CEO	Title: CEO